Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com
November 21, 2019

Board of Directors
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067
Ladies and Gentlemen:
We are acting as counsel to OptiNose, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-228122) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 6,325,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), of which 4,887,500 shares are to be sold by the Company (including up to 637,500 shares that may be issued by the Company upon the exercise of an option to purchase additional shares granted to the underwriters) (collectively, the “Company Shares”) and 1,437,500 shares are to be sold by the selling stockholders (including up to 187,500 shares that may be sold by the selling stockholders upon the exercise of an option to purchase additional shares granted to the underwriters) (collectively, the “Stockholder Shares”), in each case, pursuant to the Underwriting Agreement, dated as of November 20, 2019, among the Company, the selling stockholders and the representatives of the underwriters named therein (the “Underwriting Agreement”), as described in the Prospectus, dated November 9, 2018 (the “Registration Statement Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated November 20, 2019 (together with the Registration Statement Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

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Board of Directors OptiNose, Inc.	- 2 -	November 21, 2019

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) following (i) execution and delivery by the Company and the selling stockholders of the Underwriting Agreement, (ii) issuance and sale of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iii) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Company Shares will be validly issued, fully paid and nonassessable and (b) the Stockholder Shares have been validly issued and are fully paid and non-assessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP